Exhibit 4.2

WARRANT CERTIFICATE

THIS WARRANT CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE SECURITIES ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW.

Warrant Shares Issuable:	2,857,142 Shares of Series B Preferred Stock

Warrant Certificate No.:	B-1

Issue Date:	June 5, 2020 (the “Issue Date”)

FOR VALUE RECEIVED, C4 Therapeutics, Inc., a Delaware corporation (the “Company”), hereby certifies that Perceptive Credit Holdings III, LP or any of its registered assigns (collectively, the “Holder”) is entitled to purchase from the Company up to 2,857,142 duly authorized, validly issued, fully paid and nonassessable shares of the Company’s Series B Preferred Stock at the applicable per share Exercise Price (defined below), all subject to the terms, conditions and adjustments set forth below in this Warrant Certificate. Certain capitalized terms used herein are defined in Section 1.

This Warrant Certificate has been issued pursuant to the terms of the Credit and Guaranty Agreement, dated as of June 5, 2020 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Company, as the borrower, the guarantors party thereto and Perceptive Credit Opportunities Fund III, LP, as the lender. In connection with the execution of this Warrant Certificate, Holder shall also become a party to the Investors’ Rights Agreement as an “Investor” thereunder. For the avoidance of doubt, shares of Common Stock issuable (directly or indirectly) upon the exercise of the Warrant shall be deemed Registrable Securities (as defined in the Investors’ Rights Agreement) before such exercise.

Section 1. Definitions. The following terms when used herein have the following meanings:

“Act” has the meaning set forth in Section 10(a)(i).

“Aggregate Exercise Price” means, with respect to any exercise of this Warrant Certificate for Warrant Shares, an amount equal to the product of (i) the number of Warrant Shares in respect of which this Warrant Certificate is then being exercised pursuant to Section 3 multiplied by (ii) the Exercise Price.

“Assignee” has the meaning set forth in Exhibit B.

“Bloomberg” has the meaning set forth within the definition of VWAP.

“Board” means the board of directors of the Company.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close.

“Cashless Exercise” has the meaning set forth in Section 3(b).

“Charter” means the Company’s Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 5, 2020 (as amended).

“Common Stock” means the common stock, par value $0.0001 per share, of the Company, and any capital stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.

“Company” has the meaning set forth in the preamble.

“Credit Agreement” has the meaning set forth in the preamble.

“DTC” means the Depository Trust Company.

“DWAC” has the meaning set forth in Section 3(i).

“Exercise Certificate” has the meaning set forth in Section 3(a)(i).

“Exercise Date” means, for any given exercise of this Warrant Certificate, whether in whole or in part, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., Eastern time, on a Business Day, including, without limitation, the receipt by the Company of the Exercise Certificate and the applicable Aggregate Exercise Price.

“Exercise Period” has the meaning set forth in Section 2.

“Exercise Price” means a per share price equal to $1.05.

“Fair Market Value” means, if the Warrant Shares are listed on a Trading Market, as of any particular Trading Day, (i) the VWAP of such Warrant Shares for such day or (ii) if there have been no sales on any Trading Market on any such day, the average of the highest bid and lowest asked prices for such Warrant Shares on all applicable Trading Markets at the end of such day. If the Warrant Shares are not listed, quoted or otherwise available for trading, the “Fair Market Value” of the Warrant Shares shall be the fair market value, per share, of such Warrant Shares as determined in reasonable, good faith judgement of the Board (subject to the dispute mechanism set forth in Section 3(j)).

“FAST” has the meaning set forth in Section 3(i).

“Fundamental Change” means any event or circumstance that constitutes or results in (i) a Change in Control, as defined in the Credit Agreement (as in effect as of the date hereof) or (ii) the liquidation, bankruptcy, dissolution or winding-up (or the occurrence of any analogous proceeding) of the Company.

“Holder” has the meaning set forth in the preamble.

“Investors’ Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement by and among the Company and certain investors party thereto dated as of June, 5, 2020, as may be amended, updated or supplemented from time to time.

“Issue Date” has the meaning set forth in the preamble.

“Liquidity Event” means a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Charter.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“OTC Bulletin Board” means the National Association of Securities Dealers, Inc. OTC Bulletin Board.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Prospectus” means the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Registration Statement” means any registration statement of the Company which covers any of the Registrable Securities, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0005 per share, of the Company, and any capital stock into which such Series B Preferred Stock shall have been converted, exchanged or reclassified following the date hereof.

“Substitute Warrant Certificate” has the meaning set forth in Exhibit B.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means Nasdaq or, if the Company’s equity securities are not listed on Nasdaq, such other principal US or foreign exchange or market (including the OTC Bulletin Board) on which the Company’s equity securities issuable upon the exercise of this Warrant are quoted or available for trading.

“Transfer Agent” has the meaning set forth in Section 3(c)(ii).

“Unrestricted Conditions” has the meaning set forth in Section 10(a)(ii).

“VWAP” means, for any security as of any day or period of days (as the case may be), the volume weighted average sale price on Nasdaq as reported by, or based upon data reported by Bloomberg Financial Markets or an equivalent, reliable reporting service reasonably acceptable to the Holder and the Company (collectively, “Bloomberg”) or, if Nasdaq is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg or, if no volume weighted average sale price is reported for such security by Bloomberg, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or on the OTC Bulletin Board (or any successor) or in the “pink sheets” (or any successor) by the OTC Markets Group, Inc.; provided that if VWAP cannot be calculated for such security on such date in the manner provided above, the VWAP shall be the fair market value as determined jointly by the Company and the Holder (subject to the dispute mechanism set forth in Section 3(j)).

“Warrant Certificate” means this Warrant Certificate and all subsequent warrant certificates issued upon division, combination or transfer of, or in substitution for, this Warrant Certificate.

“Warrant Register” has the meaning set forth in Section 5.

“Warrant Shares” means the shares of Series B Preferred Stock, or other capital stock of the Company then purchasable upon exercise of this Warrant Certificate in accordance with the terms of this Warrant Certificate.

Section 2. Term of Warrant Certificate. Subject to the terms and conditions hereof, at any time or from time to time on or after the Issue Date and prior to 5:00 p.m., Eastern time, on the tenth anniversary of such date or, if such day is not a Business Day, on the next preceding Business Day (the “Exercise Period”), the Holder of this Warrant Certificate may exercise this Warrant Certificate for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein).

Section 3. Exercise of Warrant Certificate.

(a) Exercise Procedure. This Warrant Certificate may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares, upon:

(i) delivery to the Company at its then principal executive office of an Exercise Certificate in the form attached hereto as Exhibit A (each, an “Exercise Certificate”), duly completed (including specifying the number of Warrant Shares to be purchased) and executed;

(ii) payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b); and

(iii) delivery to the Company of joinders to any applicable right of first refusal and co-sale agreement, voting agreement, or other similar agreement to which the holders of Series B Preferred Stock are a party.

(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Certificate, by any of the following methods:

(i) by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;

(ii) “net exercise” by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant Certificate with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price;

(iii) by cancellation of any debt of the Company owed to the Holder or its affiliates (including the principal amount thereof plus accrued and unpaid interest); or

(iv) any combination of the foregoing.

In the event of any withholding of Warrant Shares pursuant to Section 3(b)(ii), (iii) or (iv) (solely to the extent of such withholding or surrender, a “Cashless Exercise”) where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) in the case of Series B Preferred Stock, the Fair Market Value per Warrant Share as of the Exercise Date, and, in all other cases, the value thereof as of the Exercise Date determined in accordance with Section 3(b)(iii)(y).

For purposes of Rule 144, to the extent permitted by applicable law, it is acknowledged and agreed that (i) the Warrant Shares issuable upon any exercise of this Warrant Certificate in any Cashless Exercise transaction shall be deemed to have been acquired on the Issue Date, and (ii) the holding period for any Warrant Shares issuable upon the exercise of this Warrant Certificate in any Cashless Exercise transaction shall be deemed to have commenced on the Issue Date; provided, that the Company makes no representation or warranty regarding the commencement of the holding period of any Warrant Shares.

(c) Delivery of Stock Certificates.

(i) With respect to any exercise of this Warrant Certificate by the Holder, upon receipt by the Company of an Exercise Certificate and delivery of the Aggregate Exercise Price (in accordance with Section 3(b)), the Company shall, within 5 Business Days, issue and deliver (or cause its Transfer Agent to issue and deliver) in accordance with the terms hereof to or upon the order of the Holder that number Warrant Shares for the portion of this Warrant Certificate so exercised on such date, together with cash in lieu of any fraction of a share, as provided in Section 3(d). The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Certificate and shall be registered in the name of the Holder or, subject to compliance with Section 6, such other Person’s name as shall be designated in the Exercise Certificate. This Warrant Certificate shall be deemed to have been exercised and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(ii) If, at the time of exercise, the Company has a Transfer Agent, then upon the exercise this Warrant Certificate in whole or in part, the Company shall, at its own cost and expense, take all necessary action, to assure that the Company’s transfer agent (the “Transfer Agent”) shall issue Warrant Shares in the name of the Holder (or its nominee) or such other Persons as designated by the Holder (in compliance with Section 6) and in such denominations to be specified in the applicable Exercise Certificate and, if the Unrestricted Conditions are met, will not contain a legend restricting the resale or transferability of the Warrant Shares. The Company represents and warrants that no instructions other than the foregoing instructions will be given to the Transfer Agent and that, unless waived by the Holder, this Warrant Certificate and the Warrant Shares will be transferable in accordance with the terms of this Warrant Certificate and will not contain a legend restricting the resale or transferability of the Warrant Shares if the Unrestricted Conditions are met.

(d) Fractional Shares. The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant Certificate. As to any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.

(e) Surrender of this Warrant Certificate; Delivery of New Warrant Certificate.

(i) The Holder shall not be required to physically surrender this Warrant Certificate to the Company until the Holder has purchased all of the Warrant Shares available hereunder and this Warrant Certificate has been exercised in full, in which case, the Holder shall, at the written request of the Company, surrender this Warrant Certificate to the Company for cancellation within three (3) Business Days after the date the final Exercise Certificate is delivered to the Company. Partial exercises of this Warrant Certificate resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares that have been issued hereunder as a result of previous exercises, withheld in connection with Cashless Exercises, and fractional shares for which cash was received in lieu thereof in accordance with Section 3(d). The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Holder and any assignee, by acceptance of this Warrant Certificate, acknowledge and agree that, by reason of the provisions of this Section 3(e), following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(ii) Notwithstanding the foregoing, the Holder may request that the Company (and the Company shall), at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(c), deliver to the Holder a new Warrant Certificate evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant Certificate. Unless otherwise agreed upon by the Holder in its sole discretion, such new Warrant Certificate shall in all other respects be identical to this Warrant Certificate.

(f) Valid Issuance of Warrant Certificate and Warrant Shares; Payment of Taxes. The Company hereby represents, covenants and agrees:

(i) This Warrant Certificate is, and any Warrant Certificate issued in substitution for or replacement of this Warrant Certificate shall be, upon issuance, duly authorized and validly issued.

(ii) All Warrant Shares issuable upon the exercise of this Warrant Certificate (or any substitute or replacement Warrant Certificate) pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges.

(iii) The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any Trading Market upon which shares of Series B Preferred Stock, Common Stock or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(iv) The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed on the Company with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant Certificate.

(v) The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant Certificate, pursuant to the terms hereof.

(g) Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant Certificate is to be made in connection with a public offering, a Fundamental Change or any Liquidity Event such exercise may, at the election of the Holder, be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(h) Reservation of Shares.

(i) During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Series B Preferred Stock or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant Certificate, the maximum number of Warrant Shares issuable upon the exercise of this Warrant Certificate, and the par value per Warrant Share shall at all times be less than or equal to the Exercise Price. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant Certificate above the Exercise Price, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Series B Preferred Stock upon the exercise of this Warrant Certificate.

(ii) During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or such other securities into which the Warrant Shares may be convertible, solely for the purpose of issuance upon the conversion of the Warrant Shares, the maximum number of shares of Common Stock issuable upon the conversion of the Warrant Shares. The Company shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock or other securities upon the conversion of the Warrant Shares.

(i) Delivery of Electronic Shares. If the Company has a Transfer Agent and the Transfer Agent is participating in the DTC Fast Automated Securities Transfer (“FAST”) program, upon written request of the Holder and in lieu of delivering physical certificates representing any shares of Series B Preferred Stock or Common Stock (including any Warrant Shares) to be delivered under or in connection with this Warrant Certificate, the Company shall use its commercially reasonable efforts to cause the Transfer Agent to electronically transmit the such Series B Preferred Stock or Common Stock, as the case may be, to the Holder by crediting the account of the Holder’s prime broker with the DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. The time periods for delivery described herein shall apply to the electronic transmittals described herein. Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.

(j) Dispute Resolution. In the case of any dispute as to the determination of Fair Market Value, any closing sales price or VWAP of the Company’s Series B Preferred Stock or Common Stock, the arithmetic calculation of the Exercise Price or any other computation required to be made hereunder, in the event the Holder and the Company are unable to settle such dispute within five (5) Business Days (or such longer period as the parties may agree), then either party may elect to submit the disputed matter(s) for resolution by an independent accountant, appraiser or investment bank (with relevant experience) acceptable to the other party. Such independent party’s determination of such disputed matter(s) shall be binding upon all parties absent demonstrable error.

(k) Automatic Exercise on a Liquidity Event. If a Liquidity Event occurs with respect to the Company at any time prior to the expiration of the Exercise Period and there remain any Warrant Shares subject to this Warrant Certificate, this Warrant Certificate shall be deemed to be automatically exercised in full for the full number of remaining Warrant Shares, without the requirement for the delivery of an Exercise Certificate, and the Holder shall receive its pro rata share of the proceeds from such Liquidity Event as if the Warrant Shares were outstanding immediately prior to the Liquidity Event (subject to set-off against the Aggregate Exercise Price); provided that (i) unless the giving of notice is not possible due to the circumstances of the Liquidity Event, the Company shall give the Holder notice of any anticipated Liquidity Event as soon as practicable but in any event not less than five (5) Business Days prior to the anticipated consummation of the Liquidity Event and (ii) there shall be no automatic exercise if the price per share to be received by the Holder for the Warrant Shares in respect of such Liquidity Event is less than the then-applicable Exercise Price and this Warrant and Holder’s right to acquire any Warrant Shares hereunder shall terminate as of the consummation of the Liquidity Event without further consideration.

(l) Automatic Exercise Prior to Expiration. If immediately prior to the expiration of the Exercise Period there remain any Warrant Shares subject to this Warrant Certificate, and as of such time, the Fair Market Value of one Warrant Share is greater than the then applicable Exercise Price, then this Warrant Certificate shall be deemed to have been automatically exercised by the Holder, in full, immediately prior to the expiration of the Exercise Period on a Cashless Exercise basis for the full number of remaining Warrant Shares, without the requirement for the delivery of an Exercise Certificate.

Section 4. Anti-Dilution Adjustments. In order to prevent dilution of the purchase rights granted under this Warrant Certificate, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant Certificate shall be subject to adjustment from time to time as provided in this Section 4 (in each case after taking into consideration any prior adjustments pursuant to this Section 4).

(a) Anti-Dilution Rights. Anti-dilution rights applicable to the Series B Preferred Stock purchasable hereunder are as set forth in the Charter and shall be applicable with respect to the Series B Preferred Stock issuable hereunder (including, for the avoidance of doubt, any waivers of anti-dilution adjustments with respect to the Series B Preferred Stock effected from time to time in accordance with the terms of the Charter). For the avoidance of doubt, there shall be no duplicate anti-dilution adjustment pursuant to this Section 4 and the Charter.

(b) Stock Dividends, Splits, Etc. At any time or from time to time after the Issue Date, if the Company declares or pays a dividend or distribution on the outstanding shares of the Series B Preferred Stock payable in Common Stock or other securities or property (other than cash), then upon exercise of this Warrant Certificate, for each Warrant Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and/or property which Holder would have received had Holder owned the Warrant Shares of record as of the date the dividend or distribution occurred. At any time or from time to time after the Issue Date, if the Company subdivides the outstanding shares of the Series B Preferred Stock by reclassification or otherwise into a greater number of shares, the number of Warrant Shares purchasable hereunder shall be proportionately increased and the Exercise Price shall be proportionately decreased. At any time or from time to time after the Issue Date if the outstanding shares of the Series B Preferred Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Warrant Shares shall be proportionately decreased.

(c) Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Series B Preferred Stock are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series (including, without limitation, the conversion of the Series B Preferred Stock into Common Stock in connection with the Company’s initial public offering and sale of its Common Stock pursuant to an effective registration statement under the Securities Act), then from and after the consummation of such event, this Warrant Certificate will be exercisable for the number, class and series of Company securities that Holder would have received had the Warrant Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant Certificate (without taking into account any limitations or restrictions on the exercisability of this Warrant Certificate). The Company shall make appropriate adjustment with respect to the Holder’s rights under this Warrant Certificate to insure that the provisions of this Section 4 shall thereafter be applicable, as nearly as possible, to this Warrant Certificate in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant Certificate. The provisions of this Section 4(c) shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

(d) Conversion of Preferred Stock. In the event that all outstanding shares of the Series B Preferred Stock are converted, automatically or by action of the holders thereof, into Common Stock pursuant to the Charter, including, without limitation, in connection with the Company’s initial, underwritten public offering and sale of its Common Stock pursuant to an effective registration statement under the Securities Act, then from and after the date on which all outstanding shares of the Series B Preferred Stock have been so converted, this Warrant Certificate shall be exercisable for such number of shares of Common Stock into which the Warrant Shares would have been converted had the Warrant Shares been outstanding on the date of such conversion, and the Exercise Price shall equal the Exercise Price in effect as of immediately prior to such conversion divided by the number of shares of Common Stock into which one Warrant Share would have been converted, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant Certificate.

(e) Certificate as to Adjustment. The Company shall, as promptly as reasonably practicable following any adjustment of the Exercise Price or the number of Warrant Shares issuable upon exercise of this Warrant Certificate, or at any time upon written request from Holder, furnish Holder with a certificate of its Chief Executive Officer or Chief Financial Officer stating the Exercise Price and the number of Warrant Shares for which this Warrant Certificate is exercisable, as of the effective date of such adjustment or written request a statement, including reasonable detail, of the computation of such adjustment and the facts upon which such adjustment is based.

(f) Notices. In the event that the Company shall take a record of the holders of its Series B Preferred Stock (or other capital stock or securities at the time issuable upon exercise of this Warrant Certificate):

(i) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any other security or to vote at a meeting (or by written consent) to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities; or

(ii) approving or enabling any capital reorganization of the Company, any reclassification of the Series B Preferred Stock of the Company or any Fundamental Change;

then, and in each such case, the Company shall send or cause to be sent to the Holder at least five (5) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such Fundamental Change is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Series B Preferred Stock (or such other capital stock or securities at the time issuable upon exercise of this Warrant Certificate) shall be entitled to exchange their shares of Series B Preferred Stock (or such other capital stock or securities) for securities or other property deliverable upon such Fundamental Change, and the amount per share and character of such exchange applicable to this Warrant Certificate and the Warrant Shares.

Section 5. Warrant Register. The Company shall keep and properly maintain at its principal executive offices a register (the “Warrant Register”) for all outstanding warrants issued by the Company and shall include the registration of this Warrant Certificate and any transfers thereof in such Warrant Register. The Company may deem and treat the Person in whose name this Warrant Certificate is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of this Warrant Certificate effected in accordance with the provisions of this Warrant Certificate.

Section 6. Transfer of Warrant Certificate. Subject to Section 10 hereof, this Warrant Certificate and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant Certificate to the Company at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit B, together with funds sufficient to pay any transfer taxes in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant Certificate or Warrant Certificates in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant Certificate evidencing the portion of this Warrant Certificate, if any, not so assigned and this Warrant Certificate shall promptly be cancelled.

Section 7. The Holder Not Deemed a Stockholder; Limitations on Liability. Except as otherwise specifically provided herein, prior to the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant Certificate, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant Certificate be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant Certificate shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant Certificate or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 7, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders, including without limitation the financial information set forth in Section 3 (Information Rights) of the Investors’ Rights Agreement and notices relating to any preemptive rights, right of first offer or tag along right set forth in the Company’s Amended and Restated Right of First Refusal and Co-Sale Agreement, dated on or about the Issue Date (as the same may be amended).

Section 8. Replacement on Loss; Division and Combination.

(a) Replacement of Warrant Certificate on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Certificate and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant Certificate for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant Certificate of like tenor and exercisable for an equivalent number of Warrant Shares as this Warrant Certificate so lost, stolen, mutilated or destroyed; provided that, in the case of mutilation, no indemnity shall be required if this Warrant Certificate in identifiable form is surrendered to the Company for cancellation.

(b) Division and Combination of Warrant Certificate. Subject to compliance with the applicable provisions of this Warrant Certificate as to any transfer or other assignment which may be involved in such division or combination, this Warrant Certificate may be divided or, following any such division of this Warrant Certificate, subsequently combined with other Warrant Certificates, upon the surrender of this Warrant Certificate or Warrant Certificates to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrant Certificates are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant Certificate as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant Certificate or Warrant Certificates in exchange for this Warrant Certificate or Warrant Certificates so surrendered in accordance with such notice. Such new Warrant Certificate or Warrant Certificates shall be of like tenor to the surrendered Warrant Certificate or Warrant Certificates and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as this Warrant Certificate or Warrant Certificates so surrendered in accordance with such notice.

Section 9. No Impairment. The Company shall not, by amendment of its Charter or Bylaws, by contract, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, and shall at all times in good faith assist in the carrying out of all the provisions of this Warrant Certificate and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant Certificate.

Section 10. Compliance with the Securities Act.

(a) Agreement to Comply with the Securities Act, etc.

(i) Legend. The Holder, by acceptance of this Warrant Certificate, agrees to comply in all respects with the provisions of this Section 10 and the restrictive legend requirements set forth on the face of this Warrant Certificate and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant Certificate or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act. Subject to clause (ii) below, this Warrant Certificate and all Warrant Shares issued upon exercise of this Warrant Certificate (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

(ii) Removal of Restrictive Legends. Neither this Warrant Certificate nor any certificates evidencing Warrant Shares shall contain any legend restricting the transfer thereof (including the legend set forth above in clause (i)) in any of the following circumstances: (A) while a Registration Statement covering the sale or resale of Warrant Shares is effective under the Securities Act, (B) following any sale of this Warrant Certificate or any Warrant Shares pursuant to Rule 144, (C) if this Warrant Certificate or Warrant Shares are eligible for sale under Rule 144(b)(1), or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion, at the Company’s cost, to the Transfer Agent if required by such Transfer Agent to effect the issuance of Warrant Shares, without a restrictive legend or removal of the legend hereunder. If the Unrestricted Conditions are met at the time of issuance of this Warrant Certificate or the Warrant Shares, then this Warrant Certificate, Warrant Shares, as the case may be, shall be issued free of all legends.

(iii) Replacement Warrant Certificate. The Company agrees that at such time as the Unrestricted Conditions have been satisfied it shall promptly (but in any event within five (5) Business Days) following written request from the Holder issue a replacement Warrant Certificate or replacement Warrant Shares, as the case may be, free of all restrictive legends.

(iv) Sale of Unlegended Shares. The Holder agrees that the removal of the restrictive legend from this Warrant Certificate and any certificates representing securities as set forth in Section 10(a)(ii) above is predicated upon the Company’s reliance that the Holder will sell this Warrant Certificate or any such securities pursuant to either an effective Registration Statement or otherwise pursuant to the requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

(b) Representations of the Holder. In connection with the issuance of this Warrant Certificate, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant Certificate as follows:

(i) The Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant Certificate and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant Certificate or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

(ii) The Holder understands and acknowledges that this Warrant Certificate and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(iii) The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Warrant Certificate and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant Certificate and the business, properties, prospects and financial condition of the Company.

Section 11. Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants to the Holder that:

(i) the Company has the legal capacity or corporate power and authority to enter into this Warrant Certificate and to carry out its obligations hereunder. The Company is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Warrant Certificate and the consummation of the transactions contemplated herein have been duly authorized by all necessary action. No other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of Warrant Certificate or the consummation of any of the transactions contemplated hereby thereby. This Warrant Certificate has been duly executed by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Warrant Certificate;

(ii) no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company, other than those which have been made or obtained, in connection with (i) the execution or enforceability of this Warrant Certificate or (ii) the consummation of any of the transactions contemplated hereby;

(iii) as of the date hereof, and after giving effect to the transactions contemplated hereby, Schedule I sets forth (a) the authorized capital stock of the Company; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock issuable pursuant to the Company’s stock plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, are fully paid and nonassessable and, except as set forth on Schedule I are not subject to any preemptive rights, rights of first refusal or similar rights, and were issued in compliance with applicable state and federal securities laws and any rights of third parties. Except as described on Schedule I, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company and any of its subsidiaries is or may be obligated to issue any equity securities of any kind and neither the Company nor any of its subsidiaries is currently in negotiations for the issuance of any equity securities of any kind;

(iv) all Warrant Shares issuable and deliverable pursuant to this Warrant Certificate shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the original issuance thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue);

(v) the issuance of this Warrant Certificate shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant Certificate;

(vi) the Warrant Shares, when issued and paid for in accordance with the terms of this Warrant Certificate, will be issued free and clear of all security interests, claims, liens and other encumbrances other than restrictions imposed by applicable securities laws;

(vii) the Company will take all such action as may be reasonably necessary to assure that the shares constituting Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the shares constituting Warrant Shares may be listed.

Section 12. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

If to the Company:	C4 Therapeutics, Inc. 490 Arsenal Way, Suite 200 Watertown, MA 02472 Attention: Chief Executive Officer E-mail: mcohen.usa@gmail.com

with a copy to:	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attention: Lawrence S. Wittenberg E-mail: LWittenberg@goodwinlaw.com

If to the Holder:

Perceptive Credit Holdings III, LP

c/o Perceptive Advisors LLC

51 Astor Place, 10th Floor

New York, NY 10003

Attention: Sandeep Dixit

E-mail:         Sandeep@perceptivelife.com

                      PCOFReporting@perceptivelife.com

with a copy to:	Chapman and Cutler LLP 1270 Avenue of the Americas New York, NY 10020 Attention: Nicholas Whitney whitney@chapman.com

Section 13. Cumulative Remedies. The rights and remedies provided in this Warrant Certificate are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

Section 14. Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant Certificate would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction. The Holder and the Company further acknowledge and agree that (i) the amount of loss or damages likely to be incurred by the Holder as a result of the Company’s breach of any its obligations hereunder is incapable or is difficult to precisely estimate and (ii) the parties hereto are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm’s length.

Section 15. Entire Agreement. This Warrant Certificate constitutes the sole and entire agreement of the parties to this Warrant Certificate with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 16. Successor and Assigns. This Warrant Certificate and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a “Holder” for all purposes hereunder.

Section 17. No Third-Party Beneficiaries. This Warrant Certificate is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant Certificate.

Section 18. Headings. The headings in this Warrant Certificate are for reference only and shall not affect the interpretation of this Warrant Certificate.

Section 19. Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant Certificate may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant Certificate shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 20. Severability. If any term or provision of this Warrant Certificate is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant Certificate or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 21. Governing Law. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

Section 22. Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Warrant Certificate or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 23. Waiver of Jury Trial. EACH OF THE COMPANY AND THE HOLDER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT CERTIFICATE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS WARRANT CERTIFICATE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 24. Counterparts. This Warrant Certificate may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant Certificate delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant Certificate.

Section 25. No Strict Construction. This Warrant Certificate shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Warrant Certificate on the Issue Date.

C4 THERAPEUTICS, INC.

By	/s/ Marc Cohen
Name: Marc Cohen
Title: Chief Executive Officer

Accepted and agreed,

PERCEPTIVE CREDIT HOLDINGS III, LP

By: Perceptive Credit Opportunities GP, LLC, its general partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

SCHEDULE I: Capitalization

Type	Shares
Common Stock	10,860,000
Series Seed Preferred Stock	4,000,000
Series A Preferred Stock	109,145,900
Series B Preferred Stock	138,571,428
Series B Preferred Stock Warrant	2,857,142
Stock Plan – Common Stock	1,569,110
Stock Plan – Options Outstanding	8,942,156
Stock Plan – Shares Available	32,147,089
Non-Plan – Options Outstanding	76,712

SCHEDULE I-1

Exhibit A

to Warrant Certificate

FORM OF EXERCISE CERTIFICATE

(To be signed only upon exercise of Warrant Certificate)

To: ________________

The undersigned, as holder of a right to purchase shares of Series B Preferred Stock of C4 Therapeutics, Inc., a Delaware corporation (the “Company”) (or other Warrant Shares), pursuant to that certain Warrant Certificate of the Company, dated as of June 5, 2020 and bearing Warrant Certificate No. B-1 (the “Warrant Certificate”), hereby irrevocably elects to exercise the purchase right represented by such Warrant Certificate for, and to purchase thereunder, [________ (_____)] shares of Series B Preferred Stock of the Company and herewith makes payment of [___________ Dollars ($________)] therefor by the following method:

(Check all that apply):

______ (check if applicable) The undersigned hereby elects to make payment of the Aggregate Exercise Price of [__________ Dollars ($_______)] for [(______)] shares of Series B Preferred Stock using the method described in Section 3(b)(i).

______ (check if applicable) The undersigned hereby elects to make payment of the Aggregate Exercise Price of [__________ Dollars ($_______)] for [(______)] shares of Series B Preferred Stock using the method described in Section 3(b)(ii).

______ (check if applicable) The undersigned hereby elects to make payment of the Aggregate Exercise Price of [__________ Dollars ($_______)] for [(______)] shares of Series B Preferred Stock using the method described in Section 3(b)(iii).

Unless otherwise defined herein, capitalized terms have the meanings provided in the Warrant Certificate.

DATED: ______________

PERCEPTIVE CREDIT HOLDINGS III, LP

By
Name:
Title:

A-1

Exhibit B

to Warrant Certificate

FORM OF ASSIGNMENT

THE UNDERSIGNED, Perceptive Credit Holdings III, LP, is the holder (in such capacity, the “Holder”) of a warrant certificate issued by C4 Therapeutics, Inc., a Delaware corporation (the “Company”), bearing Warrant Certificate No. B-1 (the “Warrant Certificate”), entitling the Holder to purchase up to 2,857,142 shares of the Company’s Series B Preferred Stock. Unless otherwise defined, capitalized terms used herein have the meanings ascribed thereto in the Warrant Certificate.

FOR VALUE RECEIVED, the Holder hereby sells, assigns and transfers to [NAME OF ASSIGNEE] (the “Assignee”) the right to acquire [all Warrant Shares entitled to be purchased upon exercise of the Warrant Certificate] [______ of the Warrant Shares entitled to be purchased upon exercise of the Warrant Certificate]. In furtherance of the foregoing assignment, the Holder hereby irrevocably instructs the Company to (i) memorialize such assignment on the Warrant Register as required pursuant to Section 5 of the Warrant Certificate, and (ii) pursuant to Section 6 of the Warrant Certificate, execute and deliver to the Assignee [and the Holder] a new Warrant Certificate [new Warrant Certificates] reflecting the foregoing assignment ([each] a “Substitute Warrant Certificate”).

The Assignee acknowledges and agrees that its Substitute Warrant Certificate and the Warrant Shares to be issued upon exercise thereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of its Substitute Warrant Certificate or any Warrant Shares to be issued upon exercise or conversion thereof except under circumstances which will not result in a violation of the Securities Act or any applicable state securities laws. The Assignee represents and warrants for the benefit of the Company that the Assignee is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

To the extent required pursuant to Section 10 of the Warrant Certificate, the Assignee acknowledges and agrees that a restrictive legend shall be applied to the Assignee’s Substitute Warrant Certificate and the Warrant Shares issuable upon exercise of such certificate substantially consistent with the legend set forth in Section 10(a)(i).

[SIGNATURE PAGE FOLLOWS]

B-1

PERCEPTIVE CREDIT HOLDINGS III, LP

By
Name:
Title:

Accepted and agreed,

[NAME OF ASSIGNEE]

By
Name:
Title:

B-2